Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2022 Third Quarter Financial Results and Provides Corporate Update

SAN DIEGO, May 13, 2022 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal third quarter ended March 31, 2022 and provided a corporate update.

CORPORATE HIGHLIGHTS AND RECENT DEVELOPMENTS

•
Closed a registered direct financing with certain institutional investors pursuant to which the Company received approximately $7.9 million in net proceeds after deducting placement agent fees and other offering expenses payable by the Company (April).

•
Received notice of the U.S. Patent and Trademark Office’s issuance of United States Patent No. 11,234,955 to VAL-083 covering a method of treating brain tumors including glioblastoma multiforme (GBM), medulloblastoma, and cancer brain tumor stem cells that has O6-methyl guanine methyltransferase (MGMT)-driven drug resistance (February).

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Announced that the Global Coalition for Adaptive Research (GCAR) GBM Adaptive Global Innovative Learning Environment (AGILE) registrational Phase 2/3 clinical study (GBM AGILE Study) has screened over 1,000 patients and that enrollment rates for the study are 3 to 4 times greater than traditional GBM studies according to GCAR, with active sites averaging 0.75 to 1 patient per site per month. As a result of the accelerated enrollment rate, the Company expects to announce top-line data from the Kintara arm of the study around the end of calendar year 2023 (January).

•
Continued to advance development of REM-001 for the treatment of Cutaneous Metastatic Breast Cancer (CMBC), including taking critical steps toward manufacturing sufficient quantity of drug to allow for initiation and completion of the 15-patient confirmatory study. Enrollment of the first patient is expected by the middle of calendar year 2022.

“The enrollment rate in the GBM AGILE Study continues to be robust and is expected to lead to our announcing top-line data for the VAL-083 arm of the study around the end of 2023,” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “Moving our REM-001 CMBC program back into the clinic is also an important step for us to deliver on our mission of serving cancer patients where there is a clear unmet medical need. We remain on track to start enrolling patients in the CMBC study by the middle of calendar year 2022.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2022 THIRD QUARTER ENDED MARCH 31, 2022

At March 31, 2022, Kintara had cash and cash equivalents of approximately $8.8 million. In April 2022, Kintara completed a registered direct offering for net proceeds to the Company of approximately $7.9 million.

For the three months ended March 31, 2022, Kintara reported a net loss of approximately $5.4 million, or $0.11 per share, compared to a net loss of approximately $6.6 million, or $0.23 per share, for the three months ended March 31, 2021. For the nine months ended March 31, 2022, Kintara reported a net loss of approximately $17.2 million, or $0.45 per share, compared to a net loss of approximately $31.6 million, or $1.47 per share, for the nine months ended March 31, 2021. The decreased net loss for the nine months ended March 31, 2022 compared to the nine months ended March 31, 2021 was largely due to the recognition of $16.1 million of non-cash expenses related to the acquisition of in-process research and development costs associated with the Adgero transaction in August 2020.

Selected Balance Sheet Data (in thousands)

	March 31, 2022	June 30, 2021
	$	$
Cash and cash equivalents	8,839	10,537
Working capital	6,853	9,013
Total assets	12,798	13,543
Total stockholders’ equity	9,386	10,581

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	March 31,	March 31,
	2022	2021
	$	$
Research and development	3,474	3,843
General and administrative	1,884	2,762
Other (income) loss	(2)	30)
Net loss for the period	(5,356)	(6,635)
Series A Preferred cash dividend	(2)	(2)
Series B Preferred stock dividend	—	(6)
Net loss for the period attributable to common stockholders	(5,358)	(6,643)
Basic and fully diluted weighted average number of shares	49,128	29,273
Basic and fully diluted loss per share	(0.11)	(0.23)

For the nine months ended

	March 31,	March 31,
	2022	2021
	$	$
Research and development	11,169	7,784
General and administrative	6,055	7,091
Merger costs	—	500
In-process research and development	—	16,094
Other (income) loss	(9)	97)
Net loss for the period	(17,215)	(31,566)
Deemed dividend recognized on beneficial conversion features of Series C Preferred stock issuance	—	(3,181)
Series A Preferred cash dividend	(6)	(6)
Series B Preferred stock dividend	—	(15)
Series C Preferred stock dividend	(2,462)	—
Net loss attributable to common stockholders	(19,683)	(34,768)
Basic and fully diluted weighted average number of shares	43,942	23,701
Basic and fully diluted loss per share	(0.45)	(1.47)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for GBM and REM-001 for CMBC.

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the GBM AGILE Study to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE Study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the outcome of the Company’s clinical trials and the GBM AGILE Study, the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2021, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors:
CORE IR
516-222-2560
ir@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com